UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant To Section 13 or 15 (d) Of the Securities Exchange Act Of 1934

Date of Report (Date of earliest event Reported): February 13, 2006

House of Taylor Jewelry, Inc.

(Exact name of Registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	0-25377 (Commission File Number)	33-0805583 (IRS employer identification no.)
9200 Sunset Blvd. Suite 425 West Hollywood, California	90069
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:	(310) 860-2660

 (Registrant’s former name or former address, if changed since last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations

Item 1.01

Entry into a Material Definitive Agreement.

Effective August 12, 2005 the Company completed a private placement of 1,523,980 Units for aggregate gross offering proceeds of $6,476,915 (the "Offering").  Each Unit consisted of one share of restricted Common Stock (the “Shares”) and one Common Stock Purchase Warrant (the “Warrants”) at a price of $4.25 per Unit.  Under the terms of the Offering, the Company agreed to prepare and file with the Commission a registration statement covering the resale of the Shares and the Shares underlying the Warrants.

Pursuant to the registration rights agreement, the Company agreed to file a registration statement covering the resale of the Shares and the Shares underlying the Warrants no later than 45 days following the closing of the private placement (the "Filing Deadline").  In the event the Company is unable to file a registration statement by this time or the registration statement is not declared effective by the SEC on or before 135 days from the closing ("Effective Deadline"), then the Company agreed to pay liquidated damages equal to a percentage of the aggregate amount of the Offering for each month after the Filing Deadline until the registration statement is declared effective or until August 12, 2007, whichever occurs earlier ..   Liquidated damages are equal to 1% of the aggregate amount of the Offering for the first two months and 1.5% thereafter.   Any liquidated damages were to be paid in cash.

On February 13, 2006, the Company and investors holding more than a majority of the underlying securities covered by the registration rights agreement amended the registration rights agreement .. The amendment provide s that unregistered shares of common stock of the Company can be used to pay liquidated damages pursuant to the registration rights agreement.   The amendment also provides that the aggregate number of shares of common stock that may be issued pursuant to the liquidated damages provision shall not exceed 7,600,000.

Section 9 - Financial Statements and Exhibits

Item 9.01    Financial Statements and Exhibits

 (c) Exhibits

Exhibit No.	Description
10.1	Amendment To Registration Rights Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 13, 2006	House of Taylor Jewelry, Inc. (Registrant)
/s/ Pauline Schneider
Pauline Schneider, Chief Financial Officer